Exhibit 1.3
AMENDMENT NO. 1 TO
ATM OFFERING SALES AGREEMENT
November 22, 2021
This Amendment No. 1 (“Amendment No. 1”) amends that certain ATM Offering Sales Agreement, dated as of August 20, 2021 (the “Agreement”), by and among i3 Verticals, Inc., a Delaware corporation (the “Company”), and i3 Verticals, LLC, a Delaware limited liability company (“i3 Verticals, LLC” and, together with the Company, the “i3 Verticals Parties”) and Raymond James & Associates, Inc., Morgan Stanley & Co. LLC and BTIG, LLC, as sales agents and/or principals (the “Agents”). Defined terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Agreement.
WITNESSETH THAT:
WHEREAS, the Company will not be a “well-known seasoned issuer” as such term is defined in Rule 405 under the Securities Act of 1933, as amended, upon the filing of the Annual Report on Form 10-K for the year ended September 30, 2021; and
WHEREAS, the i3 Verticals Parties and the Agents now desire to amend the Agreement as provided herein.
NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the i3 Verticals Parties and the Agents agree as follows:
1.The definition of Registration Statement contained in paragraph three of the Agreement shall be deemed to include any post-effective amendment to the Registration Statement.
2.Section 1(i) of the Agreement is amended by deletion of the sentence below:
“The Registration Statement is an automatic shelf registration statement under Rule 405 and the Shares have been and remain eligible for registration by the Company on such automatic shelf registration statement.”
3.Section 1(iii) of the Agreement is amended and restated in its entirety as set forth below:
“Well Known Seasoned Issuer. (i) At the original effectiveness of the Registration Statement and (ii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Securities Act) made any offer relating to the Shares in reliance on the exemption in Rule 163 under the Securities Act, the Company was a “well known seasoned issuer” (as defined in Rule 405).”
4.The Company agrees to pay the reasonable and documented fees and disbursements of the Agents’ counsel in connection with this Amendment No 1., provided that the amount payable by the Company with respect to such fees and disbursements of the Agents’ counsel shall not exceed $5,000.
5.This Amendment No. 1 shall be deemed effective on the date first set forth above.
6.Except as amended hereby, the Agreement as now in effect is ratified and confirmed hereby in all respects. For the avoidance of doubt, this Amendment No. 1 and all of its provisions shall be deemed to be a part of the Agreement, as amended hereby.
7.This Amendment No. 1 shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Amendment No. 1 or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth in the Agreement shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.
[Signature page follows.]

Exhibit 1.3
If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,
i3 Verticals, Inc.
By: /s/ Clay Whitson
Name: Clay Whitson
Title: Chief Financial Officer
i3 Verticals, LLC
By: /s/ Clay Whitson
Name: Clay Whitson
Title: Chief Financial Officer

The foregoing Amendment is hereby confirmed and
accepted by the Agents as of the date first above written.
Raymond James & Associates, Inc.
By: /s/ J. S. Hufford_____________________________
Name: J.S. Hufford
Title: COO of Investment Banking

Morgan Stanley & Co. LLC
By: /s/ Jack Lysohir_____________________________
Name: Jack Lysohir
Title: Vice President

BTIG, LLC
By: /s/ David Fullerton___________________________
Name: David Fullerton
Title: Managing Director